EXHIBIT 2.1

                                    AGREEMENT

         This Agreement ("Agreement") is made this 7th day of October, 1999, by and among mortgage.com, inc., a Florida corporation, with its principal place of business located at 8751 Broward Boulevard, 5t' Floor, Plantation, Florida 33324 ("Buyer"); MDCM Acquisition Corp., a Florida corporation which is a wholly-owned subsidiary of Buyer ("Acquisition Corp."); CSC Holdings, LLC, a North Carolina limited liability Company, with its principal place of business located at 2507 Falls Drive, Chapel Hill N.C. 27514 ("CSC" or "Seller"); Capital Savings Co., Inc., a North Carolina Corporation located at 2700 Wycliff Road, Suite 206, Raleigh, NC 27607 , NC ("Capital Savings"); PlanMax Inc., a North Carolina Corporation located at c% CSC Marketing , LLC., 2700 Wycliff Road, Suite 206, Raleigh, North Carolina 27713 ("P1anMax"); ACM/USA, Inc., a North Carolina corporation located at 2507 Falls Drive, Chapel Hill, North Carolina 27514 ("ACM/USA"); CSC.' Marketing Services, LLC, a North Carolina limited liability company located at 2507 Falls rive, Chapel Hill, North Carolina 27514 ("CSCMS"); Todd Ballenger who resides at 2507 Falls Drive, Chapel Hill NC 27514, and Robert
B. Batchelder who resides at 416 Drummond Drive, Raleigh, North Carolina 27609, (Todd Ballenger and Robert Batchelder are hereinafter collectively referred to as the "Shareholders of Seller").

                               FACTUAL BACKGROUND

         CSC is the owner of record and beneficially of all of the issued and outstanding shares of the capital stock of Capital Savings, whose business consists of (i) operation of a traditional brick and mortar retail mortgage brokerage operations with (five) offices in North Carolina which in 1998 originated approximately three hundred and five million dollars in mortgage loans; (ii) ownership of a portion of the membership interest of Advantage Capital Mortgage of York North Raleigh, LLC., and Advantage Capital Mortgage/ Property Associates, LLC., both mortgage brokerage businesses organized as limited liability companies and located in North Carolina; (iii) management of two mortgage brokerage businesses, Advantage Capital Mortgage of Raleigh, LLC. and Advantage Capital Mortgage of Hickory, LLC and (iv) rights to the BuildNet LOI, as described herein, to be obtained by Capital Savings from CSC prior to the termination of the BuildNet LOI; and

         CSC is the owner of record and beneficially of all the membership interests of CSCMS, a mortgage processing center supporting each of the businesses described herein; and

         CSC is the owner of record and beneficially of all of the issued and outstanding shares of the capital stock of PlanMax, a technology based company providing exclusive on-line mortgage origination services for certified financial planners and insurance agents. The business of P1anMax consists principally of (i) a contract with LifeGoals.com, Inc. to market PlanMax services to a nationwide network of approximately 1800 certified financial planners and (ii) marketing and licensing agreements regarding use of its proprietary Mortgage Maximizer software by mortgage brokers that originate residential loans and (iii) an agreement with Buyer in connection with the training and recruitment of certified financial planners to become part time employees of Buyer as outside mortgage loan consultants (all of the foregoing contracts of PlanMax, which are more particularly described in Schedule 1.2(b), are hereinafter referred to as

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the "P1anMax Contracts"); (iv) Mortgage Maximizer, a Windows(C) based software package that provides mortgage brokers, consumers, and financial planners with illustrations and servicing options for variable mortgage payment plans; and

         CSC is a party to a Letter of Intent with BuildNet, Inc. ("BuildNet") dated April 22nd, 1999 (the "BuildNet LOI" attached hereto as Schedule A) which shall be terminated in consideration for the agreement of BuildNet to enter into an Internet Marketing and Co-Branded Web Site Agreement (the "Co-Brand Contract") and an ABA Net Branch and Member Web Site Development Agreement (the "Private Label Contract") with CSC which will be assigned to Capital Savings at Closing as hereinafter defined (the Co-Brand and Private Label Contracts are hereto referred as the "BuildNet Contracts"); and

         CSC is the owner of record and beneficially of all of the issued and outstanding shares of ACM/USA. ACM/USA is in the business of operating and managing mortgage brokerage businesses through various joint ventures with owners of real estate businesses and independent real estate agents working out of such businesses. These joint ventures are affiliated business arrangements, as that term is defined in The Real Estate Settlement Procedures Act ("RESPA"), and each joint venture consists of a limited liability company (hereinafter the " ACM/LLC") pursuant to which ACM/USA owns a 30% membership interest represented by Class A voting shares, and pursuant to a management agreement between ACM/USA and ACMILLC, ACM/USA operates the mortgage brokerage business for the ACM/LLC on the premises of the Class B member, which is the owner of the real estate business and whose ownership in the ACM/LLC is typically represented by a 30% interest which may or may not be voting. The independent real estate agents working out of the premises of the Class B owner typically are represented as a group owning an aggregate 40% interest represented by Class C non voting stock; and

         Buyer and Seller entered into a Letter of Intent on July 291h , 1999 (the "Ballenger LOI" attached hereto as Schedule B) pursuant to which Buyer paid $250,000 to Seller (the Option Price") to obtain the exclusive option (the "Option") to enter into a definitive agreement to acquire (i) Seller's rights in the BuildNet LOI upon certain conditions as more fully set forth therein; (ii) the shares of ACM/LJSA and P1anMax for a one million dollar down payment in common stock of Buyer, valued at sixty dollars per share, with Seller having the right to earn additional amounts based on revenues of certain of the acquired companies, up to a maximum of twenty five million dollars, also payable in common stock of Buyer but valued on the date any such incentive payments are due, and (iii) the shares of Capital Savings for six hundred and fifty thousand dollars payable in common stock of Buyer valued at sixty dollars per share. The Ballenger LOI also contemplates that in the event of exercise of the Option, Buyer would employ Todd Ballenger and Bo Batchelder in management positions. The Ballenger LOI further contemplates that during the sixty-day term of the Option, Buyer would conduct its due diligence purchase investigation and that the parties would cooperate in structuring the transaction as a taxfree reorganization.

         During the due diligence period the parties to the Ballenger LOI have determined to make certain material modifications with respect to the transactions contemplated therein, to wit: (i) CSC transferred all of its rights and interest in the BuildNet LOI to Capital Savings; (ii) Buyer shall not purchase the stock of PlanMax but instead acquire substantially all of its assets and

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accept an assignment of certain of its contracts referred to below, (iii) Buyer shall not purchase the stock or assets of ACM/USA but instead accept an assignment of the Net Branch Agreements (the "ACM Net Branch Agreements") or Developer/Marketing Agreements (the "ACM Developer Agreements") entered into by ACM/USA, which agreements constitute substantially all of the assets of ACM/USA,
(iv) Buyer shall not purchase the stock or assets of Capital Savings, but instead, Acquisition Corp. will merge with and into Capital Savings in a reverse triangular merger and (v) Buyer shall acquire certain assets of CSCMS and accept an assignment of certain of its contracts.

         It is therefore agreed that all of the above recitals are true and correct, and as follows:

1. MERGER OF CAPITAL SAVINGS AND ACQUISITION CORP., TRANSFER AND ASSIGNMENT OF PLANMAX CONTRACTS AND ASSETS TO BUYER, ASSIGNMENT OF ACM/USA CONTRACTS TO BUYER, TRANSFER AND ASSIGNMENT OF CSC MARKETING SERVICES LLC CONTRACTS AND ASSETS TO BUYER

         1.1. MERGER OF ACQUISITION CORP. WITH AND INTO CAPITAL SAVINGS. On the Closing Date, Acquisition Corp. shall be merged with and into Capital Savings, with Capital Savings surviving, under the provisions of the Florida Business Corporation Act and the North Carolina Business Corporation Act, as further set forth in the Plan of Merger attached hereto as EXHIBIT A, which is herein incorporated by reference (the "Plan of Merger"). At the Effective Time of the Merger, the separate existence of Acquisition Corp. shall cease, and the Articles of Incorporation and Bylaws of Capital Savings shall become the Articles of Incorporation and Bylaws of Acquisition Corp. The parties hereto agree to take such action to execute and deliver such further instruments, including Articles of Merger, as may be necessary to carry out the terms of this Agreement and the Plan of Merger. Seller hereby represents that the shares of Capital Savings are free and clear of all liens, charges or encumbrances of whatsoever nature.

          1.2.    TRANSFER AND ASSIGNMENT OF PLANMAX CONTRACTS AND ASSETS.

                  (a) On the Closing Date, PlanMax shall sell to Buyer, and Buyer shall buy fromPlanMax, all of the following properties and assets of PlanMax situated in, on, or about the premises of PlanMaxto be effective as of Closing (the "P1anMax Contracts and Assets").

                           (i) All-inventory, equipment, and other assets, work in process, mortgage loan pipeline, orders for work in process, supplies and other like items which are acceptable to Buyer as more particularly described in
                                    Schedule 1.2(a)(i).

                           (ii) All customer lists, telephone numbers, including P1anMax's telephone number, names, Mortgage Maximizer(C), including the company name, "P1anMax", good will, trademarks, trade names and cognates and derivatives thereof owned by P1anMax or used by PlanMax in

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                                    PlanMax's business as more particularly
                                    described in Schedule 1.2(a)(ii).

                  (b) All contracts to which PlanMax is a party shall be assigned to Buyer at Closing are attached hereto in
                           Schedule 1.2(b). PlanMax shall take all necessary steps to effectuate the assignment including, but-not limited to, providing notice to, and acquiring approval of, any interested third party related to such contracts.

                  (c) Seller and PlanMax represent and warrant that the PlanMax Contracts and Assets described in this
                           Section 1.2 will constitute substantially all of the assets of PlanMax on the Closing Date.

         1.3. ASSIGNMENT OF CONTRACTS OF ACM/USA. On the Closing Date, ACM/USA shall assign to Buyer, and Buyer shall accept assignment from ACM/USA of all Net Branch Agreements and Developer/Marketing Agreements of ACM/USA as more fully set forth in Schedule 1.3. Seller and ACM/USA represent and warrant that the Net Branch Agreements and Developer/Marketing Agreements will constitute substantially all of the assets of ACM/LTSA on the Closing Date.

         1.4. TRANSFER AND ASSIGNMENT OF CSC MARKETING SERVICES, LLC CONTRACTS AND ASSETS.

                  (a) On the Closing Date, CSCMS shall sell to Buyer, and Buyer shall buy fromCSCMS, all of the following properties and assets of CSCMS situated in, on, or about the premises of CSC Marketing Services, LLC to be effective as of Closing (the "CSCMS Contracts and Assets").

                           i. All inventory, equipment, and other assets, work in process, mortgage loan pipeline, orders for work in process, supplies and other like items which are acceptable to Buyer as more particularly described in
                                    Schedule 1.4(a)(i).

                           ii. All customer lists, telephone numbers, including CSCMS's telephone number, names, including the company name, "CSC Marketing Services, LLC", good will, trademarks, trade names and cognates and derivatives thereof owned by CSCMS or used by CSCMS in CSCMS's business as more particularly described in
                                    Schedule 1.4(a)(ii).

                  (b) All contracts to which CSCMS is a party shall be assigned to Buyer at Closing are attached hereto in
                           Schedule 1.4(b). CSCMS shall take all necessary steps to effectuate the assignment including, but not limited to, providing notice to, and acquiring approval of, any interested third party related to such contracts.

         1.5. CONSIDERATION FOR THE PLANMAX CONTRACTS AND ASSETS, THE CSCMS CONTRACTS AND ASSETS AND THE ACM ASSIGNMENT. The consideration to be paid to Seller

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                  for each of the PlanMax Contracts and Assets, and the CSCMS
                  Contracts and Assets, and the ACM Assignment shall be one dollar, plus the Earn Out consideration described in Section 1.7.

                  a. Furthermore, at Closing, Buyer agrees to enter into a loan agreement with CSC in a form reasonably acceptable to Buyer and CSC which shall provide for a loan by Buyer to CSC in the amount of Three Hundred Thousand Dollars ($300,000) to be evidenced by a promissory note of CSC bearing interest at the rate of Eight and One Quarter Percent (8.25%) per annum (The Bank Prime Loan rate of interest (known as the "Prime Rate") as reported in the October 6, 1999 Federal Reserve Statistical Release H.1 S) . Payments due thereunder shall be computed as interest only payments and such payments shall be due on the first business day of, each month following the execution of the promissory note. The loan shall be due on demand and shall be secured by i) any and all Earn Out payments due hereunder; ii) personal guarantees by Messrs. Ballenger and Batchelder in a form reasonably acceptable to Buyer; and iii) any and all bonus amounts payable under the Employment Agreements as set forth hereunder in Section 1.11. CSC and Shareholders of Seller hereby grant to Buyer a security interest in all Earn Out payments due hereunder and Shareholders of Seller hereby grant to Buyer a security interest in the bonus amounts payable under their respective Employment Agreements.

         1.6 CONSIDERATION FOR CAPITAL SAVINGS MERGER. The consideration for the merger of Acquisition Corp. with and into Capital Savings shall be as set forth in the Plan of Merger.

         1.7. EARN OUT CONSIDERATION. In addition to the consideration set forth in Sections 1.5 and 1.6, Shareholders of Seller shall be entitled to receive additional payments in full shares of Buyer's Common Stock, based upon the revenues received by Buyer from the operation of the contracts and assets described in Sections 1.2, 1.3 and 1.4 and the BuildNet Contracts, computed as more particularly described in Schedule 1.7, (the "Earnout Revenue Base") and hereinafter referred to as the "Earn Out": (i) on February 28, 2001, an amount equal to one times the revenues realized from the Earnout Revenue Base for the calendar year 2000; (ii) on February 28, 2002, an amount equal to one half times the revenues realized from the Earnout Revenue Base for the calendar year 2001; and (iii) on February 28, 2003, an amount equal to one quarter of the revenues realized from the Earnout Revenue Base for the calendar year 2002. All Earn Out payments will be paid in Common Stock of Buyer based on its value determined by its average closing price for the thirty trading days prior to the date any Earn Out payment is due. The maximum aggregate amount of the Earn Out is Twenty Five Million Dollars ($25,000,000) of Buyer's Common Stock, and all payments under this Section are further subject to the security interest of Buyer set forth in Section 1.5(a) and the Provisions Regarding Buyers Common Stock as set forth in greater detail herein.

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                  a.       For the purpose of computing the Earn Out, revenues
                           for the Earnout Revenue Base shall be determined according to generally accepted accounting principles (hereinafter "GAAP"). Earn Out payments shall be attributed to the respective businesses and BuildNet Contracts acquired hereunder in proportion to the revenues such businesses and contracts contribute to the Earnout Revenue Base.

                  b. Buyer shall use commercially reasonable efforts to operate the assets acquired that contribute to the EarnOut Revenue Base, but shall have the right, in its sole discretion, to operate, sell or discontinue the operations of P1anMax, CSCMS and ACM and the BuildNet Contracts, as shall be in the best interests of Buyer and without regard to the impact of such a sale on the Earn Out described above.

                  c. The Common Shares of Buyer delivered to Seller as Earn Out consideration and consideration under
                           Section 1.6 shall be validly issued, fully paid and non-assessable, and shall be subject to the Provisions Regarding Buyers Common Stock, more fully described in Section 3 of this Agreement and all such shares shall bear a legend containing reference to the terms of this Agreement and a restriction on transfer indicating that the shares may not be offered or sold and no transfer of them may be made unless in compliance with the Securities Act of 1933 and applicable state securities laws. In the event Buyer sells Capital Savings within twelve (12) months of Closing, Buyer agrees to pay Seller one half of the price received in excess of Six Hundred Fifty Thousand Dollars ($650,000) payable in the same manner and consideration as that received by Buyer.

                  d. Buyer shall keep reasonably detailed and accurate records in connection with the Earn Out. Contemporaneously with any payments required to be made hereunder, Buyer shall provide Seller with a schedule showing the calculations made in connection herewith, in reasonable detail, and shall allow Seller and its representatives access to the underlying detail to verify the calculations, provided such representatives agree to be bound by a customary nondisclosure agreement as provided by Buyer. Seller or its independent outside accountants, attorneys, or other representatives shall have the right, at its expense, upon not less than ten (10) business days' written notice and during Buyer's normal business hours, disrupting as little as possible Buyer's business operations, to inspect the books and records of Buyer relating to this Agreement, for the purpose of verifying any reports, information or payments due to Seller under this Agreement. If such audit shows that any of Buyer's reports understated the actual amounts due to Seller by more than ten percent (10%), then Buyer shall pay Seller the amount determined to be due and reasonable costs which may be incurred by Seller in conducting such review.

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         1.8.     TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held no later than the 29th day of October, 1999, at the offices of Buyer, or such other place, date or time as may be fixed by mutual agreement of the parties (the "Closing Date").

         1.9. DELIVERY OF SHARES, ASSIGNMENT OF CONTRACTS AND OTHER DOCUMENTS. At the Closing, Seller shall deliver to Buyer, as provided below, certificates for the shares of Capital Savings (the "Shares"), duly endorsed in blank for transfer or with stock powers attached (duly executed in blank) together with all such other documents as may be required to effect a valid transfer of the Shares by Seller, free and clear of all liens, encumbrances, charges or claims. In addition, at the Closing, Seller shall deliver to Buyer such documents as are necessary to effectuate the P1anMax Transfer and Assignment, the ACM Assignment of Contracts and other such documents as set forth elsewhere herein.

         1.10. TAX FREE STATUS. The Parties hereto intend the transactions described in Sections 1.2 and 1.3 to qualify as tax-free reorganizations under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the transaction described in Section 1.1 to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(e) of the Code. However, Buyer makes no representations or warranty to Seller regarding the tax treatment of these transactions, whether these transactions will qualify as tax-free plans of reorganization under the Code, or any of the tax consequences to Seller, and Seller acknowledges that Seller is relying solely on its own tax advisors in connection with this Agreement. Seller understands that tax-free treatment of the transactions described in Sections 1.2 and 1.3 is conditioned upon Seller dissolving and liquidating P1anMax and ACM/USA, respectively, as soon as practicable after the Closing Date.

         1.11. EMPLOYMENT AGREEMENTS. At the Closing, Bo Batchelder and Todd Ballenger will enter into employment agreements with Buyer (hereinafter "Employment Agreements") in the form attached hereto as Schedule 1.11 pursuant to which they will each be full-time employees of Buyer and shall devote such time as is customary in the industry, but not less than thirty-five (35) hours per work week, in furtherance of their management positions with Buyer.

2.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller, and the Shareholders of Seller, jointly and severally make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date and at the Effective Time (as defined in the Plan of Merger), shall be unaffected by any investigations heretofore or hereafter made by Buyer or any knowledge of Buyer other than as specifically disclosed in writing to Buyer at the time of execution of this Agreement, and shall survive the Closing Date and the Effective Time:

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         2.1.     ORGANIZATION, APPROVAL AND STANDING. Capital Savings, CSCMS,
                  ACM and P1anMax (hereinafter collectively the "Companies") and Seller are each duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full power and authority to enter into and execute this Agreement and to carry on their respective businesses as now being conducted. None of the Companies are required by the conduct of their business or the ownership of their property to qualify to do business as a foreign corporation in any other jurisdiction other than as set forth on Schedule 2.1. The execution of this Agreement and the performance of the obligations contemplated hereby have been validly authorized by all necessary action on the part of the Seller, including approval of their Board of Directors, shareholders and members.

         2.2. CORPORATE DOCUMENTS. Schedule 2.2 contains true and correct copies of each of the Companies' Articles of Incorporation or Organization, as amended to date, certified by the Secretary of the State of North Carolina, and each of the Companies' Stock Record Book and copies of each of the Companies' Bylaws and Operating Agreements, as amended to date, certified by the Secretary of each of Companies as being complete and correct.

         2.3. CAPITAL STOCK OF CAPITAL SAVINGS. Schedule 2.3 shows the authorized capital shares of Capital Savings, and its par value; all of the shares shown on Schedule 2.3 are duly and validly issued, outstanding, fully paid and non-assessable. There are no outstanding options, warrants or agreements of any kind for the issuance or sale of, or outstanding securities convertible into any shares of capital stock of Capital Savings. . The Seller has complete and unrestricted power to sell, convey, assign, transfer and deliver the shares to Buyer. The transfer of the shares pursuant to this Agreement will pass to Buyer good, valid and marketable title to the shares, free and clear of all liens, pledges, options, charges and adverse claims of every nature. Upon delivery of the shares to Buyer pursuant to this Agreement, Buyer will have good, valid and marketable title to all the outstanding shares of capital stock of Capital Savings, and the shares will be, when delivered, duly authorized, validly issued, fully paid and non-assessable.

         2.4. FINANCIAL STATEMENTS. Attached as Schedule 2.4 are the balance sheet of Capital Savings, P1anMax and CSCMS as of December 31St, 1998 and August 31St, 1999, and the related statements of income and retained earnings and changes in financial position for each of the periods then ended including in each case the related footnotes thereof, all certified or prepared by Thomas, Judy & Tucker, P.A., Certified Public Accountants, 16 East Rowan Street, Raleigh, North Carolina, (the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding year and present fairly the financial position of Capital Savings, P1anMax and CSCMS respectively as of the dates set forth and the results of its operations for the period indicated.

         2.5. ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the Financial Statements as of December 31St, 1998 and

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                  August 31st, 1999, Capital Savings has no liabilities or
                  obligations (including refund obligations to present or past customers asserted as of that date), secured or unsecured (whether absolute or contingent) of a nature required to be reflected in audited financial statements including notes thereto. Neither Capital Savings nor the Seller know of or have any reasonable grounds to know the basis for the assertion against the Capital Savings as of December 31 St, 1998 and August 31 St, 1999 of any material claim or liability of any nature not fully reflected or reserved against in the Financial Statements or any material liability or claim of any nature arising since that date except those incurred in the ordinary course of business.

         2.6. ABSENCE OF CHANGES. Except as scheduled on Schedule 2.6 and as may be reflected in this Agreement or the other Schedules hereto since September 1 St, 1999, there has not been (i) any material adverse changes in the financial condition or in the operations, business, prospects, properties or assets of the Companies; (ii) any material damages, destruction or loss to any of the properties or assets of the Companies, whether or not covered by insurance, which might adversely affect or impair the ability of the Companies to conduct their business;
                  (iii) any labor trouble or any event or condition of any character related thereto which may materially and adversely affect the business of the Companies'; (iv) any declaration, setting aside or payment of any dividend or any distribution with respect to the capital stock of the Companies; (v) any contingent liability incurred by either of the Companies as a guarantor or otherwise with respect to the obligations of others; (vi) any mortgage, encumbrance or lien placed upon any of the properties of the Companies and which remains in existence on the date of this Agreement or on the Closing Date; (vii) any purchase, sale or other disposition or any other agreement for the purchase, sale or disposition of any of the properties or assets of the Companies except in the ordinary course of business; (viii) any change in compensation in excess of ten percent (10%) per annum payable or to become payable by the Companies to any of its officers, employees or agents, or any bonus, payment or arrangement with respect to any of such officers, employees or agents; (ix) any payment to either Seller in the form of salary or other compensation; (x) any expense allowance paid to any person whether in the form of advance or loan except for reimbursement of expenses previously incurred or reasonable expenses incurred in the ordinary course of business.

         2.7 CONDITIONS AFFECTING THE COMPANIES' BUSINESS. Except as set forth in Schedule 2.7, there are no conditions known to Seller or Shareholders of Seller with respect to the markets facilities, personnel, suppliers or business relationships of the Companies which may materially and adversely affect the Companies' business or prospects. The Companies have received no notice of any violation of any federal or state mortgage banking, franchise, securities or other law, rule or regulation, including environmental or zoning regulations or other ordinances or laws with respect to their business or properties, and the Companies are not in violation of any such laws, rules or ordinances with respect to their business or properties.

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         2.8.     ACCOUNTS RECEIVABLE. All accounts receivable arising from the
                  Capital Savings business are valid and subsisting amounts owing to Capital Savings, have been acquired in the ordinary course of business and are carried on the books at values determined in accordance with GAAP, are not subject to defenses, setoffs or claims of the mortgagor (other than those already accounted or) arising from the acts or omissions of Capital Savings. All accounts receivable arising from the business of PlanMax, CSCMS and ACM are valid and subsisting amounts owing to either entity, have been acquired in the ordinary course of business and are carried on the books at values determined in accordance with GAAP, are not subject to defenses, setoffs or claims or the obligor (other than those already accounted or) arising from the acts or omissions of PlanMax.

         2.9. REAL PROPERTY. Attached, as Schedule 2.9 is a list of all real property, which is either owned or leased by any of the Companies. Each of the leases set forth in Schedule 2.9 is valid and in full force and effect in accordance with its terms. There is no material default or claimed default under any of the leases by the Companies, and there does not exist any event which, with notice or lapse of time or both, would constitute a default. No consent of any party to any of such leases is necessary or required upon the transfer of the Shares from Seller to Buyer.

         2.10. PERSONAL PROPERTY. The Companies have good and marketable title to all of the personal property used by them, free and clear of all mortgages, security interests, pledges, liens, conditional sales agreements, charges or encumbrances, except as set forth in Schedule 2.10 and except as set forth therein, there are no financing statements under the Uniform Commercial Code which names either of the Companies as a debtor. At Closing, Seller will cause each and all liens set forth in
                  Schedule 2.10 (except liens securing obligations which will remain with the Companies) to be eliminated so that the Companies will own all personal property free and clear of liens, encumbrances and charges. To the best of Seller' knowledge, all personal property used in the Companies' business is in good and serviceable condition, normal wear and tear excepted other than such personal property which may be temporarily out of service in the normal course of business.

         2.11. MORTGAGE BANKING BUSINESS AND COMPLIANCE WITH LAW. Capital Savings has not taken or failed to take any action the effect of which would operate to invalidate or materially impair the approval, guarantee or commitment to insure of any Agency. (such as Federal Housing Administration, Veteran's Administration, Fannie Mae, Ginnie Mae, Freddie Mac or any state regulatory agency with the authority to regulate the business of the Companies) or private mortgage insurers with which Capital Savings conducts business. Complete and accurate records in all material respects for all present and past accounts have been maintained consistent with the operations of a mortgage brokerage business. All required disclosure forms, reports and records have been prepared, completed, maintained and filed in all material respects in accordance with all applicable federal and state laws and regulations. In addition, the Companies have complied with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business, including but not limited to its business of taking applications for, originating, underwriting, processing and selling mortgage loans (collectively, "Applicable Law"). Seller and each of its subsidiaries hold all valid licenses and other governmental permits that are necessary and/or legally required to be held by them to conduct their respective businesses as presently conducted.

         2.12. IMPROPER PAYMENTS. Seller has not, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         2.13. CAPITAL SAVINGS PIPELINE. Schedule 2.13 is a complete and accurate list of the Capital Savings loans in the Pipeline (defined as loans originated by Capital Savings prior to the Effective Time and not funded, and accrued as of August 31St, and September 30d', 1999) on the date hereof, such list to be updated upon the request of Buyer. Each of the loans listed is owned by Capital Savings free and clear of all liens or encumbrances whatsoever.

         2.14. REPRESENTATIONS WITH RESPECT TO MORTGAGE LOANS AND CONTRACTS AND ASSETS TRANSFERRED HEREUNDER. a) No breach or violation of any representation, warranty or covenant exists which individually or collectively would have an adverse effect, material or otherwise, on Capital Savings with respect to any mortgage loans, the ownership of which has been transferred by Capital Savings to any person and notwithstanding the general indemnity provisions contained in this Agreement, Seller shall defend, indemnify and hold harmless Buyer, as more fully set forth in Section 9, specifically with respect to any claims against Buyer or Capital Savings by any transferee of any mortgage loan originated or transferred by Capital Savings prior the Closing Date. b) No breach or violation of any representation, warranty or covenant exists which individually or collectively would have an adverse effect, material or otherwise, on the P1anMax or CSCMS assets transferred or contracts assigned hereunder by PlanMax, CSCMS or ACM. Upon closing of this Agreement, Buyer shall have good and unencumbered title to the assets and contracts described herein in Sections 1.2, 1.3 and 1.4.

         2.15. TRADENAMES, TRADEMARKS, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY. Schedule 2.15 is a true and complete listing of all tradenames, trademarks, service marks, copyrights and the registrations therefore owned or used by the Companies and a brief description of each, and all Intellectual Property as defined below necessary or required for the conduct of the business of the Companies. To the best knowledge of Seller and Shareholders of Seller, none of the Companies has infringed, and is not now infringing, any tradename, service mark, or copyright belonging to any other person. Except as set forth in Schedule 2.15, none of the

                  Companies is a party to any license, agreement or arrangement, whether as a licensor, licensee or otherwise, with respect to any trademark, tradename, service mark or copyright used by the Companies. Except as expressly specified in Schedule 2.15, the business of the Companies may be conducted without license by others for the use of any tradename, trademark, service mark or copyright. As used herein, the term "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, logos Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, moral rights, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers' notes, memoranda and records.

         2.16. LITIGATION AND LABOR MATTERS. Except as set forth in Schedule 2.16, there is no suit, action, arbitration, or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of Seller or Shareholders of Seller, threatened against the Seller, the Companies or the Shareholders of Seller. No labor disputes are pending, or to the knowledge of Seller or Shareholders of Seller, threatened, nor is unionization threatened at either of the Companies. None of the Companies are \ subject to any order, writ, injunction or decree of any federal, state or local court, department or agency or instrumentality. To the best knowledge of Seller, each of the Companies have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including laws relative to wages, hours and the payment or withholding of taxes for its employees. With respect to any matters scheduled on Schedule 2.16, and notwithstanding the general indemnity provisions contained herein, Seller and Shareholders of Seller shall defend, indemnify and hold harmless Buyer, as more fully set forth in Section 9, with respect to any loss with respect thereto.

         2.17. CONTRACTS AND AGREEMENTS. Except for agreements listed elsewhere in this Agreement or in other Schedules pertaining hereto, Schedule 2.17 is a complete and accurate list of all agreements, commitments and understandings, written or oral, to which the Companies are a party or are bound, (the "Contracts"). Except as set forth in Schedule 2.17, all the Contracts are presently valid, existing and in full force and effect, and there is no material default by the Companies or the written claim of default by any party thereto, or any threatened cancellation thereof known to Seller. True and complete copies of the Contracts have been delivered to the Buyer.

         2.18. TAX RETURNS. Each of the Companies have timely filed or caused to be filed all federal, state and local tax returns for income taxes, sales taxes, withholding and all payroll taxes, property taxes, and all other taxes of every kind whatsoever required by law to have been filed, and all such tax returns are complete and accurate. Each of the Companies have paid or caused to be paid all taxes which have become due, whether pursuant to said returns or pursuant to any assessments or otherwise, and there is no further liability (whether or not disclosed on such returns or assessments) for any such taxes, and no interest or penalties accrued or accruing with respect thereto, except a may be set forth in the balance sheets and statements of operations referred to herein. None of the Companies or Seller has filed any consent for the Companies under Section 341(I) of the Internal Revenue Code.

         2.19. INSURANCE POLICIES. The Companies are each insured with reputable insurers against such risks and in' such amounts normally insured against by companies of the same type and in the same line of business. All of the insurance policies, binders or bonds maintained are in full force and effect and none of the Companies is in default under any such policies.
                  Schedule 2.19 is a description of all insurance policies held by the Companies concerning their business and properties. Each of the Companies has maintained and will maintain such insurance on assets and properties through the Closing and purchase additional "tail" coverage to protect Buyer from any and all claims incurred but not reported as of the Closing. Seller shall provide Buyer with evidence of such insurance at or prior to the Closing Date. After Closing, such insurance will be terminated for the Companies, and Seller will take appropriate action so that the Companies and Buyer will obtain the benefits of the Companies' prepaid insurance.

         2.20. AUTHORIZATION AND APPROVALS. The Board of Directors, the shareholders and members of each of the Seller and the Companies have approved the transactions contemplated by this Agreement, have approved the execution and delivery of this Agreement and have full power to authorize the consummation of this Agreement without any further corporate authorization. This Agreement is a valid and binding agreement of Seller, Shareholders of Seller and the Companies in accordance with its terms.

         2.21. VIOLATION OF OTHER INSTRUMENTS. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the breach of any of the terms or provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, the Articles of Incorporation or Organization or the By-laws or Operating Agreement of the Companies, or any lease, license, promissory note, conditional sales contract, commitment, indenture, deed of trust, instrument or other agreement to which Seller, Shareholders of Seller or the Companies is a party or by which their property is bound, or constitute an event which would permit any party to any such agreement to terminate or accelerate such agreement, or result in the creation or imposition of alien, charge or encumbrance against any asset of the Companies.

         2.22. THIRD PARTY CONSENTS AND APPROVALS. No consent, approval or other action by any governmental authority or third party consent is required in connection with the execution, delivery and performance of this Agreement which consent has not been obtained.

         2.23. INTEREST IN CREDITORS. Seller does not have any direct or indirect interest in any creditor, competitor, supplier, lessor or customer, including lessees, other than the interests set forth in Schedule 2.23, or in the other Schedules attached to this Agreement and neither the execution nor performance of this Agreement or the Employment Agreements will result in a conflict of interest

         2.24. BANKS, SAFETY DEPOSIT BOXES. Schedule 2.24 lists the names and addresses of all banks or financial institutions in which either of the Companies have an account, deposit or safety deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to all boxes.

         2.25. POWERS OF ATTORNEY. None of the Companies have given any outstanding power of attorney.

         2.26. MINUTE BOOKS. The minute books of the Companies accurately reflect all actions taken by its shareholders, board of directors, members and committees at their respective meetings. Seller will indemnify and hold Buyer harmless from and against any third parties liability or claim based upon or resulting from lack of formality or due authorization of actions taken by the Companies prior to the Closing.

         2.27. DATA PROCESSING. The Companies have good and valid title or valid license to the data processing software (including documentation, user manuals, upgrades and current release, etc.) currently used by them and the data processing system (software and hardware) is operating in the intended manner.

         2.28. OUTSIDE EMPLOYMENT. Schedule 2.28 sets forth all current written or oral employment agreements of Bo Batchelder or Todd Ballenger in which either is an employer, employee, independent contractor or owner of 5% or more of any corporation, partnership, joint venture, sole proprietorship or other business venture.

         2.29. EMPLOYEES, ERISA AND OTHER COMPLIANCE. Schedule 2.29 is a list of all employees of Capital Savings and their current rate of pay, and all agreements, employment handbooks, policies; practices or understandings (written or oral) concerning or affecting the employees, or any employee bonus program, incentive plan or employee benefit plan. Capital Savings is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. Capital Savings does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                  (a) ERISA. Capital Savings does not have any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multi-employer plan" as defined in Section 3(37) of ERISA. No pension plan of Capital Savings is subject to Title IV of ERISA.

                  (b) CAPITAL SAVINGS BENEFIT ARRANGEMENTS. Schedule 2.29(b) lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Seller and covers any employee or former employee of Seller. Such contracts, plans and arrangements as are described in this Section are hereinafter collectively referred to as "Capital Savings Benefit Arrangements", Seller has delivered to Buyer or its counsel a complete and correct copy and description of each Capital Savings Benefit Arrangement.

                  (c) COMPLIANCE. Each Capital Savings Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Capital Savings Benefit Arrangement, and each such Capital Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (a copy of which letters) have been delivered to Buyer and its counsel). Capital Savings has timely filed and delivered to Buyer and its counsel the most recent annual report (Form 5500) for each Capital Savings Benefit Arrangement that is an "employee benefit plan" as defined under ERISA. Capital Savings has never been a participant in any "prohibited transaction", within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Capital Savings as employer or in which Capital Savings participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code.

                  (d) CONTRIBUTIONS. All contributions due from Capital Savings or any of its subsidiaries with respect to any of the Capital Savings Benefit Arrangements have been made or have been accrued on Seller's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

                  (e) PARTICIPATION. All individuals who, pursuant to the terms of any Capital Savings Benefit Arrangement, are entitled to participate in any such Capital Savings Benefit Arrangement, are currently participating in such Capital Savings Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

                  (f) NO INCREASE IN EXPENSE. There has been no amendment to, written interpretation or announcement (whether or not written) by Capital Savings relating to, or change in employee participation or coverage under, any Capital Savings Benefit Arrangement that would increase materially the expense of maintaining such Capital Savings Benefit Arrangement above the level of the expense incurred in respect thereof for Capital Savings' most recent fiscal year.

                  (g) CONTINUATION OF COVERAGE; COBRA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Seller are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect Seller, its subsidiaries and their employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of Capital Savings Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a material adverse effect on Seller, or in a material adverse effect on Buyer after the Closing Date.

         2.30. ADEQUACY OF REPRESENTATIONS AND WARRANTIES. None of the warranties and representations made by Seller and Shareholders of Seller in this Agreement, or in the Schedules to this Agreement, or in the certificates furnished by Seller under this Agreement, contains or will contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.       PROVISIONS REGARDING BUYER COMMON STOCK AND REGISTRATION RIGHTS.

         3.1. INVESTMENT REPRESENTATIONS. Seller and each of the Shareholders of Seller represent and warrant that it is their present intention to acquire the shares of Buyer's Common Stock received by them pursuant to this Agreement for investment and not with a view to the distribution or resale thereof, and agree to reaffirm this investment representation in writing at any time that any such shares are issued to them and further agree that Buyer may defer issuing any such shares if and so long as Seller or the Shareholders of Seller fail to deliver such representation. Seller and the Shareholders of Seller have conducted their own investigation and evaluation of Buyer's business and financial condition and have had to opportunity to obtain such information pertaining to Buyer as has been requested.

         3.2. AGREEMENT OF SELLER AND SHAREHOLDERS OF SELLER. Seller and each of the Shareholders of Seller agrees that they will not sell or transfer any of the shares of Buyer's Common Stock received by them hereunder unless a determination is made that registration of such shares under the Securities Act of 1933, as amended (the "Act") is not required in connection with such transaction, or unless a registration statement under the Act is then in effect with respect to such shares and the purchaser or transferee shall have been furnished with a prospectus meeting the requirements of Section 10 of the Act, in any of which events such shares will be transferable in such transaction or pursuant to such registration statement. For purposes of this Agreement a determination that registration of shares of Buyers Common Stock under the Act is not required in connection with a transaction shall be deemed to have been made if and when an opinion of counsel acceptable to Buyer is rendered to such effect.

         3.3. LEGEND. Buyer shall endorse on the certificates for the shares of Buyer Common Stock deliverable to the Seller and Shareholders of Seller an appropriate reference to the foregoing provisions of this Section 3, and the transfer agent shall be instructed not to transfer any of such shares unless it has been advised by Buyer or has otherwise been satisfied that Seller and the Shareholders of Seller have complied with such provision.

         3.4. REGISTRATION RIGHTS. If Buyer proposes to register shares of Buyer Common Stock under the Act as a result of the exercise of demand registration rights held by the holders of the Buyer's Common Stock, or otherwise registers the shares of the Buyer's senior executive officers, Buyer will give reasonable notice to Shareholders of Seller and upon the written request of Shareholders of Seller, the Buyer will use reasonable efforts to effect the registration of the shares that may be issued hereunder.

                  a. In addition, if (x) Buyer's counsel does not issue a tax opinion to Seller at closing that the transactions contemplated hereby will be treated as tax-free exchanges or (y) Seller or its owners either
                           (i) elects to report any transaction, or part thereof, as a taxable transaction or (ii) Seller or its owners report the transactions as tax-free exchanges but the IRS or any state tax authority challenges any transaction, or part thereof, as not being a tax-free exchange and Seller or its owners pay or agree to pay a tax with respect thereto, then Buyer agrees to file a registration statement on Form S-3 (or successor form, the " S-3 Registration Statement") with the SEC to register the shares issued to Seller hereunder and maintain its effectiveness on the following conditions:

                           i. Buyer will file a Form S-3 (or successor form) within 60 days of becoming eligible to file such registration statement, which Seller understands currently would not be until Buyer has been a '34 Act company for 12 months and had timely filed all of its SEC periodic reports (Form 10-K, Forms 10-Qs, etc.).

                           ii. Buyer will not be obligated to file such registration statement or maintain its effectiveness at any time that Seller is eligible to sell all of its shares of Buyer's Common stock in ordinary brokerage transactions pursuant to Rule 144.

                           iii. It is acknowledged and agreed that Buyer's eligibility to utilize Form S-3 is dependent on Buyer not having been late in any periodic reports required to be filed under the '34 Act, such as Form l OK or Form lOQ and that ineligibility to use form S-3 due to non-compliance with the conditions required for use of such form shall not be considered a breach hereunder. However, Buyer agrees to use best efforts to timely file such reports.

                           iv. Buyer shall not be required to file a Form S-3 if the circumstances in clause (y) of
                                    Section 3.4(a) are a consequence of Seller's failure to dissolve and liquidate P1anMax and ACM/USA, or either of them.

                  b. Notwithstanding the foregoing, if Buyer is otherwise required to file the Form S-3 Registration Statement pursuant to the terms of this Agreement, but is unable to do so, or to maintain its effectiveness because, in the opinion of Buyer's counsel, it does not comply with any one or more of the eligibility requirements for the use of Form S-3, such failure shall not be deemed a breach of this Agreement and, in such event, Seller shall have the right to receive an advance payment of such portion of the Earnout as shall be sufficient to pay the taxes then immediately due on this transaction, up to a maximum amount equal to [(x) the value of the shares received (determined based upon their value on the date received) multiplied by the effective federal (and, if applicable, state) tax rate applicable to the shares received minus (y) the sum of (i) the value of any shares which may then be sold on the open market under a then effective Form S-3, pursuant to Rule 144 or otherwise and (ii) the amount of proceeds realized from the prior sale of any shares (reduced by any amounts used (or designated to be used) to satisfy federal or state income taxes attributable to either the receipt or sale of shares) (the "Earnout Advance"), and Seller shall have the right to set off against the Earnout Advance any current or future amounts that may be due to Seller under this Agreement, and further any such Earnout Advance shall be evidenced by a promissory note, in a form acceptable to Buyer, with principal and interest payable monthly over a period of three years, at the prevailing prime rate of interest, and secured by any shares of stock of Buyer paid as a down payment on the purchase price, or pursuant to the Earnout as described herein. Any Earnout Advance provided hereunder shall be made at such time or times which enable the Seller to make all required estimated and final federal and state income tax payments, if any, attributable to the receipt of the shares and shall be determined at the time of any advance.

                  c. If, because of the size of this transaction, Buyer is required to file audited financial statements with the Securities and Exchange Commission (the "SEC") for any period prior to closing, and if such statements are not available and an audit cannot be completed subsequent to the Closing on a timely basis, Buyer shall not be required to register shares of Seller during any period during which Buyer is not eligible to use Form S-3 by reason of the absence of such audited financial statements. If such audited financial statements are required to be filed by Buyer with the SEC after Closing but are not available from Seller, Shareholders of Seller shall be required to make representations required by Buyer's accountants in order for Buyer's accountants to perform and complete the required audit. Moreover, it is acknowledged and agreed that Buyer would be ineligible to utilize Form S-3 if acquisition of Seller's businesses is a material acquisition reportable on Form 8K and Buyer does not include with the Form 8K report the required audited financial statements of the acquired businesses, and such event shall not be a breach of any of Buyer's obligations hereunder if it occurs because the required audited financial statements of such businesses cannot be obtained.

                  d. If in connection with the registration of any securities of Buyer hereunder, the managing underwriter advises the Buyer that the total number of securities requested to be registered by the current, or future holders of registration rights exceeds the number of securities that can be sold in an orderly manner within an acceptable price range, then the Buyer's securities shall be included first, second the securities of all other holders of registration rights who received such registration rights prior to the Closing Date, and third the shares of Buyer's Common Stock issued hereunder prior to the effective date of such registration statement.

                  e. The Registration Rights granted hereunder shall terminate as to Ballenger or Batchelder if the Employment Agreement of either is terminated by the Buyer prior to the expiration of the term thereof for Cause as defined therein, or if terminated by either Ballenger or Batchelder due to their voluntary resignation prior to the-expiration of the Term of such Employment Agreements.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION AND QUALIFICATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida whose shares are publicly traded on NASDAQ. Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         4.2 CONFLICTING AGREEMENTS, BY-LAWS AND CHARTER PROVISIONS. Neither the execution or delivery of this Agreement, or any other document to be delivered pursuant to this Agreement, nor the fulfillment or compliance with the terms and provisions of this Agreement, will conflict with the terms, conditions or provisions of the articles or by-laws of the Buyer or Acquisition Corp., or any agreements or instrument to which Buyer or Acquisition Corp. is subject or by which their respective properties are bound.

         4.3 AUTHORIZATION AND APPROVALS. The Boards of Directors of the Buyer and Acquisition Corp. have approved the transactions contemplated in this Agreement and have authorized the execution and delivery of this Agreement. The sole shareholder of Acquisition Corp. has approved this Agreement and the Plan of Merger. No further approval or authorization will be necessary nor will the approval of any third person, entity or governmental agency be required for the Buyer or Acquisition Corp. to consummate this Agreement, which approval has not been obtained. This Agreement is a valid and binding agreement of the Buyer and Acquisition Corp. in accordance with its terms.

5.       ADDITIONAL COVENANTS AND AGREEMENTS

         Between the date hereof and the Closing date, except with written consent of the Buyer:

         5.1. CONDUCT OF BUSINESS. Each of the Companies shall conduct its business only in the usual and ordinary course and (i) the character of such business shall not be changed; (ii) there shall be no material change in the amount of any of the assets or liabilities as shown on the Financial Statements; (iii) there shall be no change in the Articles of Incorporation or Organization or Bylaws or Operating Agreement; (iv) there shall be no change in the authorized or issued shares; (v) there shall be no increase made in the compensation paid or payable by either of the companies to any of its directors, officers, employees; (vi) no assets shall be sold except in the ordinary course and for good and sufficient consideration;
                  (vii) none of the Companies shall enter into any written or oral contract except in the ordinary course of business (viii) none of the Companies shall amend, terminate or change any contract described in any Schedule hereof to which it is a party except in the ordinary course; (ix) none of the Companies shall sell any stock, bonds or other securities; (x) none of the Companies shall incur any obligation or liability (absolute or contingent) except in the ordinary course of business or as described in the Schedules attached hereto;
                  (xi) none of the Companies shall discharge or satisfy any lien or encumbrance or pay any obligation or liability absolute or contingent other than current liabilities shown on the balance sheets heretofore delivered and current liabilities incurred since that date except; (xii) none of the Companies shall make any payment or distribution to its shareholders or purchase or redeem any of its capital stock; (xiii) none of the Companies shall mortgage, pledge or subject to lien or encumbrance any of its assets, tangible or intangible; (xiv) none of the Companies shall cancel any debts or claims or waive any rights; (xv) none of the Companies shall sell assign or transfer any patent or other intangible asset; (xvi) none of the Companies shall adopt any profit sharing, pension or bonus plan.

         5.2. CONSENTS AND APPROVALS. The parties shall jointly seek to obtain the consent of any required regulatory authorities for the transaction described in the Plan of Merger. Seller acknowledges that it is Seller's sole responsibility to secure such consents at Seller's expense.

         5.3. FURTHER ASSURANCES. From time to time, at and after the Closing, at either party's request, without further consideration and without otherwise affecting the indemnities set forth in Section 9, the other party shall execute and deliver at its expense such additional instruments and take such other action (excluding the bringing of suit) as the requesting party may reasonably require to further the purposes and intents of this Agreement.

         5.4. REPRESENTATIONS AND WARRANTIES UNAFFECTED BY BUYER'S DUE DILIGENCE. It is further acknowledged that any inquiry or investigation made by Buyer independent of this Agreement shall not in any way affect or lessen the representations and the warranties made by Seller in this Agreement or the survival of such representations and warranties at the Closing.

         5.5. NASDAQ LISTING OF SHARES. Buyer agrees to list with the NASDAQ national market system all of the shares of Buyer's Common Stock issued pursuant to this Agreement.

6.       CONDITIONS PRECEDENT TO THE PERFORMANCE OF BUYER AND ACQUISITION CORP.

                  The obligations of Buyer and Acquisition Corp. to consummate the transactions described herein and to perform their respective covenants under this Agreement are subject to the satisfaction, on or before the Closing, of all the conditions set forth in this Section. Buyer and Acquisition Corp. may waive any and all of these conditions in whole or in part without prior notice.

         6.1 PERFORMANCE BY SELLER. Seller and Shareholders of Seller shall have performed, satisfied and, complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with on or before the Closing. Each of the representations and warranties made in this Agreement, and the statements contained in any Schedule hereto or in any instrument, list, certificate or writing delivered hereunder shall be true and correct in all material respects, and acceptable to Buyer in its sole discretion, at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

         6.2 RESIGNATIONS, RELEASES AND CORPORATE RECORDS. Seller shall deliver to Buyer:

                  a. Resignations of all officers and directors of Capital Savings with such resignations to be effective immediately following the consummation of the Closing;

                  b. General releases by all officers, directors and shareholders of Capital Savings of any liability of Capital Savings to them or any claim which they may have against Capital Savings or Buyer; and

                  c. The minute books, stock record books and corporate seal of Capital Savings.

         6.3 OPINION OF SELLER'S COUNSEL. Buyer and Acquisition Corp. shall receive from counsel for Seller an opinion, dated the Closing Date, in form and substance satisfactory to Buyer and Acquisition Corp., and their counsel, to the following effect:

                  a. Each of the Companies is duly organized, valid and existing in good standing under the laws of the State of North Carolina, with full power and authority to own and or lease their properties and conduct their business as now being conducted.

                  b. The Companies' issued and outstanding stock is as set forth herein; that all of the shares are duly and validly issued, outstanding, fully paid and non-assessable, and that the Seller is the owner of record of the stock of Capital Savings. There are no outstanding options, rights or convertible securities of either of the Companies.

                  c. Seller has complete and unrestricted power to sell, convey, assign, transfer and deliver the shares of Capital Savings to Buyer; such transfer will pass to Buyer good, valid and marketable title to such shares, free and clear of all liens, pledges, options, charges and adverse claims of every nature whatsoever, and upon delivery of such shares to Buyer pursuant to this Agreement, Buyer will have good, valid and marketable title to all of the outstanding shares of capital stock of Capital Savings, and such shares will be free and clear of all liens, encumbrances, charges or claims.

                  d. The execution, delivery and performance of this Agreement by Seller and the Companies (i) has been duly authorized by all necessary corporate action,
                           (ii) does not violate any provision of the law or the articles of incorporation or by-laws of the Companies, and (iii) to the best of such counsel's knowledge, will not result in a breach in, or cause a default under, any indenture, agreement or instrument to which the Companies is a party or is bound.

                  e. This Agreement has been duly and validly executed and delivered by Seller and the Companies and is binding and valid on each of them in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally.

                  f. Except as set forth in this Agreement or in the Schedules to this Agreement, such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting either of the Companies, their business or properties.

                  g. The business of the Companies has been conducted in accordance with all applicable federal and state laws, rules and regulations.

                  h. Such counsel does not know of any action, suit, proceeding or claim pending or threatened against either of the Companies, their properties or businesses, or the transactions contemplated by this agreement, except as set forth herein.

                  i. No consent, approval or order of any governmental or administrative board or body is required for the execution and delivery by the Seller of this Agreement and the exchange of the shares of capital stock of the Companies with Buyer pursuant hereto.

                  j. In rendering the foregoing opinion, such counsel may, when reasonable, state their opinion on specific matters of fact to the best of their knowledge, and to the extent they deem such reliance proper, they may rely on certificates of public officials and officers of the Companies and the Seller. Copies of any such certificates shall be delivered to the Buyer and its counsel.

         6.4 ABSENCE OF LITIGATION. No action or other litigation pertaining to the transaction contemplated by this Agreement or to its consummation shall be instituted or threatened on or before the Closing.

         6.5 OTHER AGREEMENTS. All other agreements and covenants referred to in this Agreement shall have been executed or satisfied by Seller and the Companies. Seller represents and warrants that all agreements listed in Schedule 6.5 have been terminated prior to Closing.

         6.6 NO MATERIAL ADVERSE CHANGE. No material adverse change in the financial condition or prospects of the Companies has occurred other than changes in the mortgage banking industry generally.

7.       CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

                  The obligations of Seller to consummate the transactions described herein and perform its covenants under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions set forth below in this Section. Seller may waive any or all of these conditions in whole or in part without prior notice.

         7.1 PERFORMANCE BY BUYER AND ACQUISITION CORP. Buyer and Acquisition Corp. shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer and Acquisition Corp., respectively, on or before the Closing.

         7.2 OPINION OF BUYER'S COUNSEL. Seller shall receive from counsel for Buyer and Acquisition Corp., an opinion, dated the Closing Date, in form and substance satisfactory to Seller and its counsel, to the following effect:

                  a. The Buyer and Acquisition Corp. are each duly organized, valid and existing in good standing under the laws of the State of Florida, with full power and authority to own and or lease their respective properties and conduct their respective businesses as now being conducted.

                  b. Buyer has complete and unrestricted power to sell, convey, assign, transfer and deliver the shares of Buyer to Seller required hereunder. The transfer of Buyer's Common Stock to Seller on the Closing Date will pass to Seller good, valid and marketable title to such shares of Buyer, free and clear of all liens, pledges, options, charges and adverse claims of every nature whatsoever, and upon delivery of the shares of Buyer to Seller on the Closing Date pursuant to this Agreement, Seller will have good, valid and marketable title to said shares.

                  c. The execution, delivery and performance of this Agreement by Buyer and Acquisition Corp. (i) has been duly authorized by all necessary corporate action on the part of each corporation, (ii) does not violate any provision of the law or the articles of incorporation or by-laws of the Buyer or Acquisition Corp., and (iii) to the best of such counsel's knowledge, will not result in a breach in, or cause a default under, any indenture, agreement or instrument to which the Buyer or Acquisition Corp. is a party or is bound.

                  d. This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Corp. and is binding and valid in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally.

                  e. Except as set forth in this Agreement or in the Schedules to this Agreement, such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting the Buyer or Acquisition Corp., or their respective businesses or properties.

                  f. Such counsel does not know of any action, suit, proceeding or claim pending or threatened against either the Buyer or Acquisition Corp., their respective properties or businesses, or the transactions contemplated by this Agreement, except as set forth herein.

                  g. No consent, approval or order of any governmental or administrative board or body is required for the execution and delivery by the Buyer and Acquisition Corp. of this Agreement and the merger of Acquisition Corp. with and into Capital Savings.

                  h. In rendering the foregoing opinion, such counsel may, when reasonable, state their opinion on specific matters of fact to the best of their knowledge, and to the extent they deem such reliance proper, they may rely on certificates of public officials and officers of the Buyer and Acquisition Corp. Copies of any such certificates shall be delivered to the Seller and its counsel.

8.       DELIVERIES AT CLOSING

                  The following actions shall take place at the Closing, all of which shall be deemed to be delivered simultaneously:

         8.1 DOCUMENTS DELIVERED BY SELLER. On the Closing Date and at the Closing, Seller shall deliver or cause to be delivered to Buyer the following instruments:

                  a. The shares of capital stock of Capital Savings which are the subject of this Agreement duly endorsed with signature guaranteed by a banking institution or a member firm of the New York Stock Exchange;

                  b. Such documents, bills of sale, assignments and consents to assignments, or approvals as are necessary to effectuate the transfer and assignment of the assets and contracts of P1anMax, CSCMS and the contracts of ACM to Buyer free and clear of all liens, encumbrances or claims by third parties as more particularly described in this Agreement.

                  c. The resignations and general releases, as applicable, of all directors, officers and employees described in
                           Section 6.2(a).

                  d. A closing certificate setting forth the name of each bank in which either of the Companies have an account and the names of all persons authorized to draw thereon or who have access thereto.

                  e. The minute books, stock record books, corporate seals and other corporate instruments of Capital Savings as described in Section 6.2(c).

                  f.       The opinion of counsel referred to in Section 6.3.

                  g.       The Plan of Merger executed by Capital Savings.

                  h. Articles of Merger executed by Capital Savings that are in form and substance suitable for filing with the States of Florida and North Carolina.

                  i. Execution of appropriate financing statements to perfect the security interest granted pursuant to
                           Section 1.5(a).

8.2 DOCUMENTS DELIVERED BY BUYER. Buyer shall deliver to Seller the following:

         a. The Shares of Common Stock of Buyer as provided by the Plan of Merger.

         b.       The opinion of Buyer's counsel referred to in Section 7.2.

         c.       The Plan of Merger executed by Acquisition Corp. and Buyer.

         d. Articles of Merger executed by Acquisition Corp. that are in form and substance suitable for filing with the States of Florida and North Carolina.

9.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES, AND INDEMNIFICATION

         All statements contained in any schedule, document, certificate or other instrument delivered by or on behalf of any party to this Agreement, or in connection with the transactions contemplated by this Agreement, shall also be deemed to be representations and warranties made pursuant to this Agreement, only limited as specifically provided by the terms hereof. All representations and warranties shall survive for a period of five (5) years from the Closing when they shall terminate, unless notice in writing of breach thereof was given prior to termination, except that representation and warranties for income taxes set forth in Section 2.18 shall survive until extinguished by the appropriate statute of limitations period for the tax returns for which such warranties relate.

         9.1 INDEMNIFICATION BY SELLER AND RIGHT OF SET OFF. Seller and Shareholders of Seller, jointly and severally agree to indemnify, defend and hold Capital Savings, and Buyer (each an "Indemnitee") harmless from and against any and all claims, demands, losses, expenses, costs, obligations, damages, liabilities, including interest, penalties and reasonable attorneys fees, (including appellate fees and costs), which they, or any of them, may incur, suffer or sustain, which arise, result from or relate to any breach of or failure by Seller or Shareholders of Seller to perform any of their representations, warranties, covenants or agreements under this Agreement or in any Schedule to this Agreement, including
                  (i) the operation of the Companies' business prior to the Closing, or (ii) the Companies' federal, state and local income taxes involving any period of time whatsoever prior to the Closing, which were not (a) listed or described on the Schedules and were required to be so listed or described pursuant to the terms of this Agreement. Buyer shall have the right to set off as follows: if Buyer pays any amount required to be paid hereunder, Buyer shall have the right to reduce the Earnout by the amount paid.

         9.2 INDEMNITEE'S PROCEDURE. An Indemnitee shall promptly and timely notify Seller in writing of the existence of any claim, liability, suit, demand or other matter to which such Indemnitee claims indemnification under Section 9.1, including in such notice reasonable specificity as to the nature and amount of Indemnitee's claim under such indemnification, and shall give Seller or Shareholders of Seller, as the case may be, a reasonable opportunity to defend (including the right to compromise, adjust or settle) the same at its own expense, with counsel of its own expense, with counsel of its own selection, in the name of the Companies or otherwise, as Seller or Shareholders of Seller elect; provided the Indemnitee, at all times, has the right to participate fully in the defense at the Indemnitee's own expense. If, within thirty (30) days or such lesser period of time after written notice as is specified in such notice and is reasonable under the circumstances, Seller or Shareholders of Seller, as the case may be, fail to defend, an Indemnitee has the right, but not the obligation to undertake the defense of, and compromise or settle, the claim or other matters on behalf and for the account and at the risk of Seller or Shareholders of Seller, if Seller or Shareholders of Seller would have responsibility to indemnify under this Section. If the claim is one that cannot by its nature be defended solely by Seller or Shareholders of Seller without the assistance ofthe Indemnitee, the Indemnitee shall make available all information and assistance (at Seller's or Shareholders of Seller's expense) that Seller or Shareholders of Seller may reasonably request.

         9.3 INDEMNIFICATION BY BUYER. Except as otherwise expressly provided for in this Agreement and subject to the requirements of subsection 9.4 and the other conditions and limitations expressly set forth in this Section 9, Buyer agrees to indemnify, defend and hold harmless the Seller from and against any and all claims, demands, losses, expenses, costs, obligations, damages, liabilities, including interest, penalties and reasonable attorneys fees, (including appellate fees and costs), which they, or any of them, may incur, suffer or sustain, which arise, result from or relate to any breach of or failure by Buyer to perform any of its representations, warranties, covenants or agreements under this Agreement or in any Schedule to this Agreement.

         9.4 SELLER PROCEDURE. Seller shall promptly and timely notify Buyer in writing of the existence of any claim, liability, suit, demand or other matter to which Seller claims indemnification under Section 9.3, , including in such notice reasonable specificity as to the nature and amount of Seller's claim under Buyer's indemnification, and shall give Buyer a reasonable opportunity to defend (including the right to compromise, adjust or settle) the same at its own expense. If, within thirty (30) days or such lesser period of time after written notice as is specified in such notice and is reasonable under the circumstances, Buyer fails to defend, Seller has the right, but not the obligation to undertake the defense of, and compromise. or settle, the claim or other matters on behalf and for the account and at the risk of Buyer, if Buyer would have responsibility to indemnify under this Section. If the claim is one that cannot by its nature be defended solely by Buyer without the assistance of Seller, Seller shall make available all information and assistance (at Buyer's expense) that Seller may reasonably request.

10.      MISCELLANEOUS

         10.1 NO BROKER. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this

                  Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finders' fee in connection with any of these transactions.

         10.2 EACH PARTY PAYS OWN COSTS. Each of the parties shall pay costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         10.3 HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         10.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of provisions of this Agreement shall be deemed or shall continue a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         10.5 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.6 CHOICE OF LAW, INTERPRETATION, VENUE, AND ATTORNEY'S FEES. The interpretation of this agreement shall be governed by the law of the state of Florida, and venue for any action brought to enforce or interpret any of the provisions hereof shall be exclusively in Broward County, Florida and the prevailing party in any such action shall be entitled to an award of attorney's fees and court costs.

         10.7 SUCCESSORS. This Agreement will be binding upon and will inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns, except as otherwise expressly otherwise provided herein.

         10.8 ASSIGNMENT. Neither Seller or Shareholders of Seller may assign any of their rights or obligations hereunder to any other person without the prior written consent of the -Buyer which may be withheld without regard to reason.

         10.9 SEVERABILITY. If any provision of this Agreement, or the application of a provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, will not be affected thereby.

         10.10 PUBLICITY. Without the prior written consent of Buyer, Seller, Shareholders of Seller, P1anMax, CSCMS and ACM/USA agree not to disclose the existence of this Agreement to any third party, except for attorneys, accountants and other representatives employed by such Parties in connection with this Agreement.

         10.11 NO THIRD PARTY RIGHTS. The provisions of this Agreement are for the exclusive benefit of the parties hereto and no other party, including without limitation, any creditor of any party, will have any right or claim by reason of this Agreement or be entitled to enforce any provision of the Agreement against any party.

         10.12 FREE ACCESS. Between the date of execution hereof and the Closing Date, Buyers representatives shall be given full access to the books of account, minute books and reports of the Companies.

         10.13 NOTICES. All notices or other communications to a party required or permitted by this Agreement will be in writing and will be hand delivered by messenger or courier services, tele-communicated, or mailed by registered or certified mail (postage prepaid) return receipt requested, the party at the address set forth below. Notices will be effective upon receipt if delivered by hand or telecommunication, or on the second day after mailing provided however that if delivery of a notice is refused, the date of delivery will be the date on which delivery is refused. Notices will be sent to the following:

                  If to Buyer:              Mr. Seth Werner, CEO
                                            8751 Broward Boulevard, Fifth Floor
                                            Plantation, Florida 33324
                                            Telephone: 954 452 0000
                                            Facsimile: 954 472 0800

                  With a copy to:           Michael Brenner
                                            General Counsel
                                            8751 Broward Boulevard
                                            Plantation, Florida 33324
                                            Telephone: 954 452 0000
                                            Facsimile: 954 472 0800

                  If to Seller:             Todd Ballenger
                                            2507 Falls Drive
                                            Chapel Hill, North Carolina 27514
                                            Telephone:
                                            Facsimile:

                  With a copy to:           Michael S. Colo, Esq.
                                            Attorney at Law
                                            Poyner & Spruill
                                            130 South Franklin Street
                                            Rocky Mount, North Carolina 27804
                                            Telephone: 252 972 7105

                                            Facsimile: 252 972 7045

         IN WITNESS WHEREOF, the parties hereto caused their duly authorized officers to execute this agreement as of the date set forth above.

Mortgage.com, inc.

By: /s/ JOHN HOGAN
    --------------------------------
Name:   John Hogan
Title:  Executive Vice President

MDCM Acquisition Corp.

By: /s/ JOHN HOGAN
    --------------------------------
Name:   John Hogan
Title:  Executive Vice President

CSC Holdings, LLC

By: /s/ TODD BALLENGER
    --------------------------------
Name:
Title:

Capital Savings Company Inc.

By: /s/ TODD BALLENGER
    --------------------------------
Name:
Title:

PlanMax, Inc.

By: /s/ TODD BALLENGER
    --------------------------------
Name:
Title:

CSC Management Services, LLC.

By: /s/ TODD BALLENGER
    --------------------------------
Name:
Title:

ACM/USA, Inc.

By: /s/ TODD BALLENGER
    --------------------------------
Name:
Title:

SHAREHOLDERS OF SELLER:

By: /s/ TODD BALLENGER
    --------------------------------
Name:   Todd Ballenger

By: /s/ BO BATCHELDER
    --------------------------------
Name:   Bo Batchelder

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